Exhibit 99.2

INFLEQTION’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of ColdQuanta, Inc. (d/b/a/ Infleqtion) (“the Company,” “Legacy Infleqtion,” “we,” “us” and “our”) should be read together with our audited financial statements as of and for the years ended December 31, 2025 and 2024, together with the related notes thereto, included elsewhere in this Current Report on Form 8-K/A. Unless the context otherwise requires, references to “Infleqtion” refer to ColdQuanta Inc. (d/b/a/ Infleqtion) prior to the completion of the business combination, and to Infleqtion Inc. following the completion of the business combination. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of our control. Our actual results may differ significantly from those projected in the forward-looking statements.

Overview

Our vision is to harness the power of quantum to expand human potential.

We are developing and commercializing quantum technology products as part of a full-stack platform, which currently includes offerings such as quantum sensing, quantum computing and software. Our quantum-enabled solutions are focused on addressing the world’s most pressing challenges, with technologies actively deployed across a number of sectors today, including defense and security, AI, energy optimization, space and frontier, materials discovery and cybersecurity. Our approach is grounded in an integrated quantum technology platform, from foundational technology to advanced hardware and propriety software, all built on neutral atoms, nature’s ideal qubits, which enable an adaptable, scalable and high-fidelity path to quantum advantage across multiple applications.

Today, our high-performance quantum clocks and quantum radio frequency (“RF”) sensors are already delivering quantum advantage, such as sensing the world with superior precision relative to classical state-of-the-art systems, and unlocking new classes of national security and commercial applications. We are also pioneering the development of next-generation quantum inertial and gravimetric sensors for GPS-denied environments, including in space and underwater. Our sensing and timing products are designed to function outside laboratory settings and are targeted for real-world deployment. These products are complemented by our flagship quantum computing system, Sqale, a room-temperature quantum computer with demonstrated high fidelity (99.73% controlled-Z (“CZ”) gate), the industry’s largest neutral atom array outside of a research institution. As of December 31, 2025, the Company has achieved 12 logical qubits. Our quantum sensors and computers are supported by our proprietary software, Superstaq, which serves as a control panel for future hybrid quantum-classical workflows. In addition, we have developed CML software, based on quantum physics principles, that significantly amplifies AI performance today on classical graphics processing units (“GPUs”).

We work with a diverse set of customers and strategic partners globally, serving organizations in national security, critical national infrastructure, scientific discovery and advanced computing sectors. Our partners and customers include the U.S. Department of Defense, DARPA, NASA, SAIC, Lockheed Martin, NVIDIA and the UK National Quantum Computing Centre. We generate revenue today through multiple channels and are scaling a global pipeline of strategic engagements.

We operate our business as a single operating and reportable segment. This determination is based on how the chief operating decision maker (“CODM”), our Chief Executive Officer, manages the business for the purpose of assessing performance and resource allocation.

Recent Developments

Business Combination with Churchill Capital Corp X

On February 13, 2026, pursuant to the definitive agreement and plan of merger and reorganization (the “Merger Agreement”), dated September 8, 2025, with Churchill Capital Corp X, a publicly traded special purpose acquisition company (“CCX”), AH Merger Sub I, Inc., a direct wholly owned subsidiary of CCX, merged with and into Infleqtion, with Infleqtion continuing as the surviving corporation. Immediately thereafter, the surviving corporation merged with and into AH Merger Sub II, LLC (“Merger Sub II”), another direct wholly owned subsidiary of CCX, with Merger Sub II (renamed as “Infleqtion Quantum, LLC”) continuing as the surviving entity and a wholly owned subsidiary of CCX (collectively, the “Business Combination”). In connection with the closing of the Business Combination on February 13, 2026 (the “Closing”), CCX changed its name to Infleqtion, Inc.

Immediately prior to the Closing, each issued and outstanding share of Legacy Infleqtion common stock, preferred stock and restricted stock was automatically surrendered and exchanged for the right to receive shares of CCX common stock, par value $0.0001 per share, based on a defined exchange ratio of 0.3470312 (the “Exchange Ratio”), representing shares of Infleqtion, Inc. common stock following the Closing.

Immediately following the Closing, there were approximately 216.5 million shares of Infleqtion, Inc. common stock issued and outstanding. Of these shares, approximately 151.8 million shares were issued to former holders of Infleqtion securities in respect of such securities, representing approximately 70.1% of the voting rights of Infleqtion, Inc. following the Closing.

In connection with the Closing, CCX delivered approximately $551.4 million of gross transaction proceeds to Infleqtion, consisting of approximately $424.8 million of proceeds from the trust account and approximately $126.5 million of proceeds from a previously announced private investment in public equity (the “PIPE Investment”). The PIPE Investment was completed pursuant to subscription agreements entered into on September 8, 2025, under which CCX issued an aggregate of 12,654,760 shares of common stock for total gross proceeds of $126.5 million. As of December 31, 2025, there were an aggregate of 10,425,000 CCX warrants outstanding, consisting of 10,350,000 public warrants and 75,000 private placement warrants. The outstanding CCX warrants transferred to Infleqtion upon Closing of the Business Combination and remain outstanding and equity classified instruments. Total direct and incremental transaction costs incurred by CCX and Infleqtion in connection with the Business Combination were approximately $35.8 million.

In addition, in connection with the Business Combination, holders of 37,821 CCX Class A ordinary shares exercised their redemption rights, representing approximately 0.09% of the outstanding CCX Class A ordinary shares, resulting in approximately $0.4 million being removed from the trust account.

Although CCX is the legal acquirer in the Business Combination, for financial accounting and reporting purposes under generally accepted accounting principles in the United States (“GAAP”), Infleqtion is the accounting acquirer and CCX is treated as the acquired company. Accordingly, the Business Combination is accounted for as a reverse recapitalization. Under this accounting treatment, the transaction is treated as the equivalent of Infleqtion issuing equity for the net assets of CCX, accompanied by a recapitalization. The net assets of CCX will be recorded at historical cost, which is expected to approximate fair value. As a result, no goodwill or other intangible assets will be recognized, and the historical operations presented prior to the Business Combination will be those of Infleqtion.

At the Closing, Infleqtion became the accounting acquirer and the successor registrant with the Securities and Exchange Commission (the “SEC”). Accordingly, Infleqtion’s historical financial statements will be presented for all periods in future periodic reports filed with the SEC, beginning with the quarter ended March 31, 2026.

ARPA-E Contract

In January 2026, the Company entered into a cost-sharing agreement with the U.S. Department of Energy’s Advanced Research Projects Agency-Energy (“ARPA-E”). The agreement was executed subsequent to December 31, 2025 and, as of that date, had not resulted in any recognized amounts in the Company’s consolidated financial statements. Accordingly, the agreement did not impact the Company’s results of operations or financial condition for the year ended December 31, 2025.

Public Company Costs

As a result of the Business Combination, Infleqtion became a publicly traded company and is subject to ongoing public company reporting, governance and compliance requirements. Accordingly, the Company expects to incur increased ongoing costs related to public company regulatory requirements and customary practices, including additional personnel, directors’ and officers’ liability insurance, director compensation, and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. These costs are expected to continue in future periods.

Acquisition Activities

On January 25, 2024, Infleqtion acquired 100% of the equity of Morton Photonics, Inc. (“Morton Photonics”) in exchange for total consideration of $3.9 million (the “Morton Acquisition”). Morton Photonics specialized in the development and manufacturing of advanced silicon photonics-based component and sub-system technologies that enable microwave photonics, sensing systems and applications of these technologies in government and commercial systems. Morton Photonics also developed ultra-low noise semiconductor lasers, from commercially available discrete lasers with world-leading performance to fully integrated silicon photonics versions on multiple fabrication platforms, currently being optimized for operation at quantum wavelengths. These critical technologies were planned to drive photonic innovations and help develop our quantum radio frequency products and photonics and have implications for automotive LIDAR and 5G networks.

On January 26, 2024, Infleqtion acquired a photonic patent license from SiNoptiq, Inc. (“SiNoptiq”) in exchange for total consideration of $9.4 million. SiNoptiq specialized in delivering leading photonics performance with its ultra-low loss silicon nitride platform. As silicon nitride is a critical foundational platform for quantum applications, enabling high-performance photonic lasers and the application of photonics to quantum solutions from the visible to the mid-infrared, this acquisition was planned to position us to integrate lasers, photonic, and atomic systems with our sensors and quantum computers, as well as bolster the quantum supply chain.

Subsequent to the Morton and SiNoptiq acquisitions in the first quarter of 2024, Infleqtion determined that it would not further invest in the commercialization of the photonics business represented by the Morton Acquisition and thus it would not be integrated as originally planned. Given the same change in strategic direction, management determined that the intangible assets arising from the SiNoptiq asset acquisition and intangible assets acquired in the Morton acquisition no longer have substantive future economic benefits. As a result, during the year ended December 31, 2024, we recorded an impairment charge of $1.5 million, equal to the full carrying amount of the goodwill recognized in connection with the Morton Acquisition, as well as intangible asset impairments of $11.6 million associated with these acquisitions.

Contract Awards and Significant Funding

Contract Awards

In September 2025, NASA awarded us a $17.0 million contract modification, bringing the total contract value to $20.0 million, for the development of a Quantum Gravity Gradiometer (“QGG”) for space deployment in the initial phase of NASA’s QGG Pathfinder program, for which we are the prime sensor developer and integrator for this groundbreaking space-based gravity sensor.

In March 2025, the U.S. Army awarded us a $2.0 million contract related to its Linchpin AI program. This award significantly expands our pipeline for our contextual machine learning technology stack.

In March 2025, we announced that we were awarded $6.2 million in funding for the first quantum technology award under the U.S. Department of Energy’s Advanced Research Projects Agency-Energy to develop quantum-enhanced solutions for energy grid optimization.

In September 2024, we were awarded $11.0 million in funding from the U.S. Department of Defense as part of the APFIT program. This award will support our work with Tiqker at the forefront, driving advancements in precision timing solutions—critical for enhancing military operational readiness, secure communications and mission success in contested environments. Collectively, this funding will support a range of defense areas, including assured communications, GPS-denied navigation, anti-spoof timing and synchronization for emerging technologies.

Funding

In May 2025, we completed the final Series C convertible redeemable preferred stock offering with aggregate gross proceeds of approximately $100 million. The total raised includes $24.0 million in SAFEs issued in 2023 and 2024 that were converted into 22,869,771 shares of Series C-1 convertible redeemable preferred stock on December 27, 2024. The round was backed by a blend of strategic and institutional investors, including Glynn Capital, Counterpoint Global (Morgan Stanley), S32 and SAIC (who also entered into a go-to-market partnership with us). We are utilizing the proceeds to scale our quantum computing, sensing and precision timing systems, accelerating the deployment of field-ready solutions across defense, aerospace and national-security domains, and for general corporate purposes.

Strategic Partnerships

In December 2025, we announced our strategic partnership with Safran Electronics & Defense (“Safran”) to advance quantum-enabled precision timing solutions for critical global infrastructure. Integrating our Tiqker quantum optical clock technology with Safran’s trusted synchronization systems enables a GPS-independent timing architecture designed to withstand the most challenging environments. Through this partnership, we are advancing quantum innovation to transform mission-critical operations across defense, aerospace and telecommunications, establishing a new benchmark for secure, resilient, and ultra-precise timing capabilities.

In November 2025, we announced our strategic partnership with Voyager Technologies, Inc. to advance dual-use quantum technology in low-Earth orbit and beyond. The collaboration marks a major milestone in the growing convergence of the quantum and aerospace industries. Through this partnership, we are unlocking a completely new class of dual-use capabilities with quantum timing, sensing and computing in space, strengthening the backbone of next-generation space infrastructure and ensuring mission continuity in increasingly contested domains.

In October 2025, we announced a groundbreaking partnership with NVIDIA to deploy a NVQLink-enabled quantum supercomputing system at the Illinois Quantum & Microelectronics Park. Through this partnership, we are integrating our Sqale quantum computers with NVIDIA’s GPU-accelerated systems via NVQLink, creating a unified architecture that enables real-time hybrid quantum–classical computing. This collaboration unlocks new possibilities in materials science, clean energy, secure communications and artificial intelligence, while addressing critical scalability challenges for quantum computing.

In June 2025, we announced a new go-to-market partnership with SAIC, a leading mission integrator that provides advanced technology solutions to solve and support mission-critical needs across military, intelligence and government agencies. Through this partnership, we are expanding the deployment of quantum sensing technologies, including atomic clocks, quantum RF communication and inertial sensing, into defense and aerospace applications.

The Company expects that these strategic partnerships will support future growth by expanding market access, enabling joint development opportunities, and accelerating elements of its product and technology roadmaps. While certain partnerships may create opportunities to generate revenue or enhance commercialization pathways, the timing and ultimate financial impact on the Company’s results of operations, including revenue and gross profit, remain subject to a variety of factors, including customer adoption, program execution and market conditions.

Trends and Key Factors Affecting Performance

Our business has demonstrated continued top-line growth, with revenue increasing to $32.5 million for the year ended December 31, 2025, compared to $28.8 million for the year ended December 31, 2024. The completion of our Series C convertible redeemable preferred stock financing further strengthened our financial position by providing capital to scale our quantum computing, sensing, and precision timing platforms, accelerate the deployment of field-ready solutions across defense, aerospace and national-security markets, and support general corporate purposes. Management believes this capital base enhances our ability to advance product innovation and pursue additional market opportunities, supporting our long-term growth strategy. In addition, as discussed above under ‘Business Combination with Churchill Capital Corp X,’ the completion of the Business Combination in February 2026 materially strengthened the Company’s liquidity position. The following discussion highlights key trends and factors affecting our performance.

Technology Milestones

Many of our contracts with customers are dependent on our ability to demonstrate the technological feasibility of our products and services, as well as research and development of technology for clocks, quantum hardware and software, and materials science applications. These milestones include demonstrating materials science applications for high-fidelity quantum simulations, released CML capabilities to optimize hybrid quantum-classical workflows, and expanding our portfolio of deployable Tiqker optical clocks for military and aerospace customers. We risk the potential that our technology may become obsolete, as advancements in quantum technologies occur rapidly, necessitating additional investments. Additionally, integrating new technologies into our existing capabilities creates additional risks, such as compatibility with existing systems. Our business is dependent on our ability to achieve technological milestones while navigating these risks effectively.

Across our technology organization, generative AI (“GenAI”) adoption has significantly enhanced productivity, particularly for software engineering as many of the mechanical aspects of software development have been replaced or accelerated by GenAI tooling, dramatically reducing the time required to complete repetitive, manual processes. In other less mechanical software development areas of our business which are deeply grounded in scientific research, GenAI serves as an accelerant.

Government Funding

A significant portion of our business is conducted with various governments, including agencies of the U.S., UK, Australian and Japanese governments. Changes in government spending levels and the timely funding thereof could impact our financial performance. The long-term outlook for our business is influenced by government funding priorities, the diversity of our programs and customers, and our ability to evolve our products and services and successfully execute on our contracts. Strong international demand for our products and services presents opportunities for our business, particularly in the United Kingdom.

During the year ended December 31, 2025, approximately 60%, 12% and 6% of total revenue was attributable to customers associated with the U.S. government, the UK government and the Australian government, respectively. During 2025, UK government contracts collectively represented approximately 39% of revenue for the year ended December 31, 2024 expired, representing a $5.0 million decrease in revenue for the year ended December 31, 2025. Based on results through December 31, 2025, management believes the expiration of these contracts did not have a material adverse impact on operating results, as increased revenue from U.S. and Australian government contracts during 2025 partially offset the reduction associated with the expired UK contracts by approximately $2.4 million.

Our government contracts typically involve defined phases or fixed terms, and it is common for individual contracts to expire as programs conclude or transition to new phases or follow-on arrangements. Accordingly, our ability to grow revenue in future periods will depend, in part, on our success in securing new government contracts and follow-on awards to replace or expand upon expiring programs.

Partnership Opportunities

Our future growth depends in part on our ability to successfully identify and enter into strategic partnership opportunities. We have historically entered into partnerships with major technology companies and academic organizations to enhance our capabilities, improve operational efficiencies, increase supply chain resilience and expand our addressable market. We expect we will continue to explore and enter new academic and commercial partnership opportunities that we believe are complementary to our business.

Components of Results of Operations

Revenue

Our revenue is primarily derived from governmental contracts with the U.S. and allied government agencies and commercial contracts with research institutes and private companies primarily in the United States and Europe.

Product revenue

Product revenue from governmental contracts is primarily derived from development projects resulting in product prototypes or projects to custom engineer a completed product to the customer’s specifications. Product revenue from commercial contracts is derived from the sale of products to commercial customers, primarily from selling Tikqer for position navigation and timing (“PNT”) use cases. Revenues under governmental contracts are generally recognized over time as we satisfy our performance obligations based on the extent of progress towards contract completion and product revenue under commercial contracts is generally recognized at a point in time when we satisfy our performance obligations and control of the product transfers to the customer.

Service revenue

Service revenue is derived primarily from governmental contract revenue for research-related projects and commercial service revenue.

Other revenue

Other revenue is comprised primarily of other award revenue.

Cost of revenue

Cost of products

Cost of products primarily consists of labor, including direct labor and third-party specialist subcontractors, materials and equipment costs related to delivering our products, warranty expenses and an allocation of information technology costs, occupancy costs, and depreciation and amortization expense. Cost of products is recorded when the control of products is transferred to the customer.

Cost of services

Cost of services primarily consists of labor, materials and equipment costs related to delivering our services, and an allocation of information technology costs, occupancy costs, and depreciation and amortization expense. Cost of services is recorded as services are performed.

Research and development

Research and development expenses primarily consist of personnel-related costs, including salaries, benefits and stock-based compensation, costs of materials, costs of consultants and allocated facility costs associated with the research, engineering, design and development of our quantum computing technologies.

Selling, general and administrative

Selling, general and administrative expenses primarily consist of personnel-related costs, including salaries, benefits and stock-based compensation, for employees performing bid, proposal, marketing and sales functions, for executive leadership and employees in legal, finance, accounting, and human resources, changes in contingent consideration, information technology and other administrative functions as well as allocated facility and consulting costs.

Impairment of assets and goodwill

Impairment of assets and goodwill includes impairment charges to write down goodwill, intangible assets and other long-lived assets primarily associated with previous acquisitions.

Grant income

Grant income includes income recognized from government grants, that are not accounted for as revenue from contracts with customers under ASC 606.

Interest income

Interest income consists primarily of interest earned on interest-bearing cash deposits and short-term, highly liquid investments.

Change in fair value of SAFE liabilities

Change in fair value of SAFE liabilities includes the fair value movement of our SAFE liabilities up to and including the date of settlement.

Change in fair value of contingent consideration

Changes in fair value of contingent consideration results from changes in the likelihood of the contingency becoming more or less probable over time.

Other, net

Other, net consists primarily of income from refundable research and development tax credits, interest expense related to borrowings and gains or losses resulting from fluctuations in exchange rates during the reporting period on unsettled transactions and outstanding balances with foreign subsidiaries, vendors or customers. Our exposure to foreign currency risk reflects our international operations and contracts, which are subject to changes in currency values.

Income tax expense

Income tax (benefit) expense consists of income taxes related to federal, state and foreign jurisdictions in which we conduct business.

Results of Operations

Comparison of the years ended December 31, 2025 and 2024

The following table sets forth our statements of operations for the periods indicated (in thousands):

	Year ended December 31,
	2025	2024	$ Change	% Change
Revenue
Product revenue	$19,614	$22,325	$(2,711)	-12%
Service revenue	12,850	6,511	6,339	97%

Total revenue	$32,464	$28,836	$3,628	13%
Cost of revenue
Cost of products	13,558	17,571	(4,013)	-23%
Cost of services	7,093	2,201	4,892	222%

Total cost of revenue	$20,651	$19,772	$879	4%

Gross profit	11,813	9,064	2,749	30%

Research and development	24,089	22,303	1,786	8%
Selling, general and administrative	25,343	27,287	(1,944)	-7%
Impairment of assets and goodwill	—	13,539	(13,539)	-100%
Grant income	(2,333)	(1,057)	(1,276)	121%

Loss from operations	$(35,286)	$(53,008)	$17,722	-33%
Other income (expense)
Interest income	2,502	1,154	1,348	117%
Change in fair value of SAFE liabilities	—	(2,271)	2,271	-100%
Change in fair value of contingent consideration	—	380	(380)	*
Other, net	989	(21)	1,010	*

Total other income (loss), net	$3,491	$(758)	$4,249	*

Loss before income taxes	(31,795)	(53,766)	21,971	-41%
Income tax expense (benefit)	—	(2)	2	-100%

Net loss	$(31,795)	$(53,764)	$21,969	-41%

*	Not meaningful

Total revenue

Total revenue increased by $3.6 million, or 13%, to $32.5 million for the year ended December 31, 2025, compared to $28.8 million for the year ended December 31, 2024. The increase was primarily driven by an increase of $6.3 million in service revenue that was partially offset by a decrease of $2.7 million in product revenue.

The increase in service revenue was primarily driven by a $6.2 million increase related to services performed under the QGG contract with NASA and a $0.3 million increase related to the European Space Agency and National Security Strategic Fund projects. These increases were partially offset by a $0.2 million decrease in service revenue across other projects.

The decrease in product revenue was primarily driven by a decline in revenue related to projects that were completed in 2024 or early part of 2025, including a $6.8 million decrease associated with the expiration of contracts with the UK government and a $3.5 million decrease related to the final phase and completion of the Quantum Moonshot program with the Japan Science and Technology Association. Revenue was further offset by a $2.1 million decrease related to other contracts, including with NASA, the U.S. Department of Defense and the Naval Research Laboratory. These decreases were partially offset by new contracts entered into in late 2024 and early 2025, including $6.2 million related to the U.S. Department of Defense. In addition, product revenue from ongoing contracts increased by $1.0 million and $0.8 million related to the European Space Agency and Innovate UK projects in the UK, respectively, and by $1.8 million from contracts with the Australian government.

Total cost of revenue

Total cost of revenue increased by $0.9 million, or 4%, to $20.7 million for the year ended December 31, 2025, compared to $19.8 million for the year ended December 31, 2024. The increase was primarily driven by a $4.9 million increase in cost of services, reflecting a $2.1 million increase in subcontractor costs, a $1.8 million increase in labor costs and a $0.8 million increase in overhead allocations. These increases were partially offset by a $4.0 million decrease in cost of products, primarily due to a $4.4 million decrease in materials, partially offset by $0.4 million of consultant costs.

Research and development

Research and development expense increased by $1.8 million, or 8%, to $24.1 million for the year ended December 31, 2025, compared to $22.3 million for the year ended December 31, 2024. The increase was primarily driven by a $0.9 million increase in depreciation expense related to a quantum computer placed into service in October 2024, a $0.5 million increase in payroll and other compensation costs due to higher bonuses and a $0.3 million increase in lab materials and expenses.

Selling, general and administrative

Selling, general and administrative expense decreased by $1.9 million, or 7%, to $25.3 million for the year ended December 31, 2025, compared to $27.3 million for the year ended December 31, 2024, primarily driven by a $7.7 million reduction in payroll and other compensation costs attributable to workforce reductions implemented in 2024, $0.8 million decrease in share-based compensation expense as no options were granted for the second half of 2025, a $0.7 million decrease in marketing related expenses, as well as a $0.2 million decrease in travel related expenses. These decreases were partially offset by a $4.1 million expense related to changes in the fair value of a contingent obligation and a $3.7 million increase in accounting fees.

Impairment of assets and goodwill

Impairment of assets and goodwill totaled $13.5 million for the year ended December 31, 2024, consisting of $11.6 million of intangible asset impairments related to the Morton Acquisition and the SiNoptiq asset acquisition, a $1.5 million goodwill impairment related to the Morton Acquisition, and a $0.3 million impairment of an operating lease right-of-use asset. There were no impairment charges recorded during the year ended December 31, 2025.

Grant income

Grant income increased by $1.2 million, or 121%, to $2.3 million for the year ended December 31, 2025, compared to $1.1 million for the year ended December 31, 2024. The increase was primarily driven by grant funding received from U.S. and UK governmental agencies in early 2025, including $0.5 million related to grants in the UK and $0.3 million related to grants in the U.S. This increase was partially offset by a $0.3 million decrease across eight grants during 2025.

Other income (expense)

Interest income, net

Interest income increased by $1.3 million, or 117%, to $2.5 million for the year ended December 31, 2025, compared to $1.2 million for the year ended December 31, 2024. The increase was primarily driven by higher average invested balances in government money market funds and marketable securities, funded with proceeds from issuances of Series C redeemable preferred stock in December 2024 and the first half of 2025.

Change in fair value of SAFE liabilities

The change in fair value of SAFE liabilities totaled $2.3 million for the year ended December 31, 2024, related to SAFE notes issued between December 2023 and May 2024. No fair value adjustments were recorded during the year ended December 31, 2025, as the SAFE notes were converted into 22,869,771 shares (prior to the application of the Exchange Ratio) of Series C redeemable preferred stock in December 2024.

Other, net

Other income, net increased by $1.0 million for the year ended December 31, 2025, compared to a loss of $21.0 thousand for the year ended December 31, 2024, primarily due to income recognized from UK research and development tax credit refunds.

Liquidity and Capital Resources

We have incurred net losses and used cash in operating activities since inception. Historically, we have funded our operations primarily through the issuance of convertible redeemable preferred stock and have raised aggregate gross proceeds of approximately $285.4 million. For the year ended December 31, 2025, we incurred a net loss of $31.8 million, and as of December 31, 2025, we had an accumulated deficit of $231.1 million. We expect to continue to incur operating losses and higher operating expenses for the foreseeable future as we invest in the development and commercialization of our technologies.

Our cash and cash equivalents consist primarily of cash held in banks, checking deposits and money market funds. As of December 31, 2025, we had cash and cash equivalents, including restricted cash of $11.9 million. At the Closing of the Business Combination, our cash position increased significantly as a result of proceeds received from the PIPE Investment of approximately $126.5 million and proceeds of approximately $424.8 million from funds held in CCX’s trust account, partially offset by approximately $35.8 million of transaction-related costs.

Based on our current operating plan, management believes that our cash and cash equivalents on hand as of December 31, 2025 and the proceeds received at the Closing of the Business Combination will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 12 to 18 months from the date of this Current Report on Form 8-K/A. This assessment is based on internal projections and assumptions and is subject to changes in market conditions, business execution and other factors.

Our future capital requirements will depend on a number of factors, including our ability to attract and retain customers and employees, the market acceptance of our products and services, the timing and scope of customer contracts, the development and launch of new or enhanced products, expansion of sales and marketing activities, and general economic conditions. Our primary short-term cash requirements include funding working capital needs and operating lease obligations. Working capital requirements may fluctuate significantly from period to period, particularly due to the timing of receipts and payments associated with long-term customer contracts. Our medium-to long-term cash requirements are expected to consist primarily of investments in facilities, equipment, personnel, research and development activities, and potential strategic acquisitions.

We may elect, or be required, to seek additional capital through public or private equity financings, debt financings or other sources. However, additional financing may not be available on acceptable terms, or at all.

Our product roadmap benefits significantly from external funding sources to advance the technological roadmap across quantum sensing and quantum computing as technological advances in these areas are funded as cost of sales of the respective programs rather than through internal research and development. In addition, we invest aggressively in research and development across quantum sensing and quantum computing, including capital expenditures, business development and engineering. In addition to the quantum computers in our technological roadmap, we also develop full-stack quantum computers and quantum computing test-beds to push the technological frontier of these programs, enabling advances in quantum computing architecture, integrated photonics and vacuum cell technologies, as well as improvements in gate fidelity and quantum error correction. We expect to continue to invest in research and development as a public company to fund these technological priorities and realize our goal of at-scale, fault-tolerant quantum computing.

In addition to our research and development efforts, we have historically invested in demonstration units that can be deployed in the field and showcased to customers in a variety of real-world, in-situ environments, such as Tiqker clocks for long-term testing and quantum radio frequency systems that can be used to demonstrate an array of use cases to a variety of potential end-customers. We have also historically pursued acquisitions to expand our capabilities, de-risk our technological roadmaps and readily scale resources. We expect that we will continue to make investments in strategic acquisition opportunities going forward.

Convertible Redeemable Preferred Stock

The following table sets out our convertible redeemable preferred stock issued and outstanding as of December 31, 2025 (in thousands, except share data), which is presented prior to the application of the Exchange Ratio:

	As of December 31, 2025
	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference
Series Seed	24,871,033	24,871,033	$6,526	$6,750
Series Seed II	27,499,984	27,499,984	10,411	10,450
Series A	101,515,976	101,515,976	36,658	36,830
Series B	113,956,319	113,956,319	112,145	115,962
Series B-1	32,419,574	32,419,574	32,990	20,813
Series C	60,777,953	60,399,952	71,733	74,534
Series C-1	22,869,771	22,869,771	26,351	23,988

Total Convertible Preferred Stock	383,910,610	383,532,609	$296,814	$289,327

Series Seed, Series Seed II and Series A Convertible Redeemable Preferred Stock

The holders of our Series Seed, Series Seed II and Series A convertible redeemable preferred stock are entitled to receive non-cumulative cash dividends on a pari passu basis, in preference to holders of our common stock at a rate of 6% of the original issue price of the applicable series per year if and when declared by the Infleqtion Board. Each share of the Series Seed, Series Seed II and Series A convertible redeemable preferred stock is convertible into one share of our common stock (prior to the application of the Exchange Ratio), subject to adjustment for certain dilutive issuances, at the option of the holder at any time for no additional consideration and is mandatorily convertible upon the occurrence of certain events.

Series B, Series B-1, Series C and Series C-1 Preferred Stock

The holders of our Series B, Series B-1, Series C and Series C-1 convertible redeemable preferred stock are entitled to receive non-cumulative cash dividends in preference to holders of our Series Seed, Series Seed II and Series A convertible redeemable preferred stock and common stock at a rate of 6% of the original issue price of each series per year only if and when declared by the Infleqtion Board. Each share of the Series B, Series B-1, Series C and Series C-1 convertible redeemable preferred stock is convertible into one share of our common stock (prior to the application of the Exchange Ratio) at the option of the holder at any time for no additional consideration and is mandatorily convertible upon the occurrence of certain events.

Refer to Note 13 to our consolidated financial statements included elsewhere in this Current Report on Form 8-K/A for additional information about our convertible redeemable preferred stock.

Cash Flows

The following table summarizes our cash flows and cash and cash equivalents, for the years ended December 31, 2025 and 2024 (in thousands):

	Years ended December 31,
	2025	2024
Net cash used in operating activities	$(24,145)	$(32,467)
Net cash provided by (used in) investing activities	(53,531)	4,106
Net cash provided by financing activities	40,752	48,390
Foreign currency translation	676	451

Net (decrease) increase in cash and cash equivalents and restricted cash	(36,248)	20,480
Cash and cash equivalents and restricted cash at beginning of period	48,142	27,662

Cash and cash equivalents and restricted cash at end of period	$11,894	$48,142

Cash used in operating activities

Net cash used in operating activities was $24.1 million for the year ended December 31, 2025, compared to $32.5 million for the year ended December 31, 2024, representing an $8.4 million decrease in cash used. This change was primarily attributable to a $22.0 million decrease in net loss, partially offset by a $12.3 million decrease in non-cash adjustments and $1.3 million increase in cash used by working capital changes.

Non-cash adjustments decreased by $12.3 million in 2025 compared to 2024, primarily due to $13.5 million of impairment charges recognized in 2024 related to the Morton Acquisition and the SiNoptiq asset acquisition, with no comparable impairment charges in 2025. Non-cash adjustments also decreased due to (i) a $2.3 million change in fair value of SAFE liabilities recorded in 2024 with no corresponding adjustment in 2025, (ii) a $0.7 million decrease in stock-based compensation, (iii) a $0.7 million non-cash transfer of property and equipment, and (iv) other non-cash adjustments of $0.6 million, primarily attributable to an unrealized foreign currency remeasurement (gain) loss and net amortization of premiums and accretion of discounts on available-for-sale securities, and interest accretion on deferred cash consideration. These decreases were partially offset by (i) a $4.0 million change in fair value of contingent obligation recognized in 2025 related to the Morton amendment, with no comparable charges in 2024 and increases in (ii) depreciation and amortization of $1.1 million and (iii) change in fair value of a contingent obligation of $4.0 million.

Net cash impact from changes in working capital increased by $1.3 million in 2025 compared to 2024. The change was primarily driven by decreases in (i) operating right-of-use liabilities of $3.6 million due to the normal course of business, (ii) accrued liabilities of $4.1 million primarily driven by payment of capitalized costs, (iii) accounts receivable of $3.4 million primarily related to the conclusion of contracts with the U.K. government, (iv) inventories of $1.1 million, and (v) other current assets of $0.8 million. This was offset by an increase in: (i) accounts payable of $4.8 million primarily driven by higher accrued audit, legal and other professional fees incurred in preparation of the Business Combination, higher operating expenditures associated with scaling the Company’s operations, and the timing of vendor payments at year-end, (ii) operating lease right-of-use assets of $3.2 million due to the normal course of business, (iii) contract liabilities of $2.6 million due to the timing of revenue recognition, customer billings, and advance payments associated with the increased revenue activity during the year, and (iv) unbilled receivables of $1.1 million.

Cash provided by (used in) investing activities

Net cash used in investing activities was $53.5 million for the year ended December 31, 2025, compared to net cash provided by investing activities of $4.1 million for the year ended December 31, 2024. The $57.6 million change was primarily driven by $56.8 million of available-for-sale securities purchases during 2025 and a $7.1 million decrease in available-for-sale securities redemptions, partially offset by (i) a $5.7 million decrease in net cash paid for acquisitions reflecting the absence of acquisition activity in 2025 and (ii) a $0.5 million decrease in purchases of property and equipment.

Cash provided by financing activities

Net cash provided by financing activities was $40.8 million for the year ended December 31, 2025, compared to $48.4 million for the year ended December 31, 2024, representing a $7.6 million decrease. The change was primarily driven by (i) $22.7 million of lower proceeds from the issuance of SAFE notes, net of issuance costs, (ii) higher cash outflows related to offering costs of $5.2 million and accrued issuance costs of $2.8 million, (iii) $1.0 million of deferred cash consideration, and (iv) $0.1 million of lower proceeds from stock option exercises. These decreases were partially offset by an increase of $24.1 million in proceeds from the issuance of Series C convertible redeemable preferred stock.

Contractual Obligations and Commitments

The commitment amounts presented below are associated with material contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts.

Operating lease obligations

We utilize non-cancellable operating leases for various real estate in Colorado, Wisconsin, the U.K. and Australia primarily used as office space, which expire at various dates through 2030 and some of which contain multi-year renewal options. As of December 31, 2025, our remaining contractual obligations for our operating lease obligations were approximately $5.2 million. See Note 17 to our consolidated financial statements included elsewhere in this Current Report on Form 8-K regarding the timing of expected future payments and for additional information.

Contingent payments

In May 2025, the Company amended the equity purchase agreement related to the Morton Acquisition. The amendment added new milestones that, if achieved, requires the Company to make the remaining contingent cash payments of approximately $0.2 million and results in the vesting of the remaining 1,639,145 outstanding shares (prior to the application of the Exchange Ratio) of restricted common stock. Additional information regarding the original purchase agreement and related contingent consideration is provided in Note 3 to our consolidated financial statements included elsewhere in this Current Report on Form 8-K.

The contingent obligation is classified as a liability and is remeasured at fair value each reporting period, with changes in fair value recognized in earnings. Refer to Note 1 to our consolidated financial statements included elsewhere in this Current Report on Form 8-K for information regarding the valuation methodology and significant unobservable inputs used in measuring the contingent obligation. At the date of the amendment, the Company assessed the likelihood that the milestones related to the contingent payments would be met and recognized a contingent obligation measured at fair value, with a corresponding expense recorded in selling, general and administrative expenses in the consolidated statement of operations and comprehensive loss. Subsequent to the amendment, certain milestones were achieved, and the Company settled $2.3 million of the contingent obligation, consisting of $0.1 million in cash payments and the vesting of 948,979 shares (prior to the application of the Exchange Ratio) of restricted common stock with an estimated fair value of $2.2 million. During the year ended December 31, 2025, a total of $4.1 million of expense was recorded within selling, general and administrative expenses related to the remeasurement of the contingent obligation. The remaining balance of the contingent obligation included in accrued liabilities on the consolidated balance sheet was $1.8 million as of December 31, 2025.

The SiNoptiq asset acquisition provides for contingent payments for sales-and development-based milestones of up to $1.5 million in cash and 1,474,056 restricted shares (prior to the application of the Exchange Ratio) of Series B convertible redeemable preferred stock. The rights to these contingent payments expire on January 26, 2028. At the acquisition date, we assessed the likelihood of the contingencies to be met as not probable and do not expect this assessment to change.

See Note 12 to our consolidated financial statements included elsewhere in this Current Report on Form 8-K for additional information on our contingent payments.

Deferred consideration payable

In addition to contingent consideration, as of December 31, 2025, we also owed deferred cash consideration of $0.5 million related to the SiNoptiq asset acquisition.

Refer to Note 12 to our consolidated financial statements included elsewhere in this Current Report on Form 8-K/A for additional information on our contractual obligations and commitments.

Off-Balance Sheet Arrangements

We did not have any material off-balance sheet arrangements during the periods presented, and do not currently have any material off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our consolidated financial statements included in this Current Report on Form 8-K/A have been prepared in accordance with GAAP. Preparation of the financial statements requires our management to make judgments, estimates and assumptions that impact the reported amounts of net sales and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when the estimate or assumption is complex in nature or requires a high degree of judgment and the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Management periodically reviews the Company’s estimates and adjusts those estimates when facts and circumstances dictate. To the extent that there are material differences between these estimates and actual results, its financial condition or results of operations will be affected.

While our significant accounting policies are described in Note 1 to our audited consolidated financial statements included elsewhere in this Current Report on Form 8-K/A, we believe the following critical accounting policies are most important to understanding and evaluating our reported financial results.

Revenue Recognition

We recognize revenue primarily from governmental and commercial contracts, applying judgment in determining the timing and pattern of revenue recognition based on contract terms and performance obligations. Governmental revenues, typically tied to research and product development contracts with single performance obligations, are recognized over time using cost input methods reflecting continuous transfer of control. The selection of the method to measure progress towards completion requires judgment and is based on the nature of the products or services to be provided. We generally use the cost input measures of progress for our contracts because it best depicts the transfer of control to the customer which occurs as we incur costs on our contracts. Commercial revenues, mostly related to distinct product sales, are recognized at a point in time upon transfer of control, usually at shipment.

In accounting for contracts, we rely on estimates, including variable consideration and contract estimates, to project the outcome of future events that may span multiple years. These assumptions include but are not limited to: the time required to complete the contract; the assessment of the work we are contractually required to perform; the cost and availability of labor and materials; and the funding from the customer. For fixed-price contracts, we bear the risk of changes in estimates to complete which may cause various profit metrics to vary period-to-period.

Accounting for contracts recognized over multiple periods requires significant judgment, in particular, our estimates on the time to complete including the assessment of the nature and complexity of the work we will perform. Our estimates are based on the professional knowledge and experience of our engineers, program managers, management, and other relevant personnel who review our over-time contracts monthly to reassess the contract’s current estimated cost, technical matters, to-date performance, remaining performance, and remaining schedule through to completion.

Intangible Assets and Goodwill

Intangible assets acquired in a Business Combination that qualify for separate recognition are recognized as intangible assets at their fair value and amortized on a straight-line basis over their estimated useful lives. When facts and circumstances indicate that the carrying value of definite-lived intangible assets may not be recoverable, management assesses the recoverability of the carrying value by preparing estimates of sales volume and the resulting profit and cash flows expected to result from the use of the asset or asset group and its eventual disposition. If the fair value is less than the carrying amount, we recognize an impairment loss.

Goodwill is measured as the excess of the purchase price over the fair value of the assets acquired and liabilities assumed in a Business Combination. We test goodwill for impairment on an annual basis, which is determined to be the first day of the fourth quarter, and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In order to test for goodwill impairment, we may elect to perform a qualitative assessment of goodwill in order to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount which would require a quantitative test. If we perform a quantitative test, we compare the fair value of the reporting unit to carrying value, including goodwill. In estimating the fair value of our reporting unit, our approach may incorporate observable market data, including comparable company trading multiples, recent market transactions, cash flow projects, discount rates and other relevant valuation metrics. If the fair value of the reporting unit is lower than its carrying amount, an impairment of goodwill is recognized for the amount by which the carrying amount exceeds the fair value.

For the year ended December 31, 2025, there were no goodwill or intangible asset impairments recorded. For the year ended December 31, 2024, we have recorded goodwill impairment of $1.5 million and intangible asset impairments of $11.6 million.

Convertible Redeemable Preferred Stock

As all series of our preferred stock are contingently redeemable upon the occurrence of events not solely within our control, the preferred stock is presented as mezzanine equity, separate from the stockholders’ deficit section of the consolidated balance sheet. The preferred stock is initially recorded at the fair value determined on the issuance date. Adjustments to the fair value of the preferred stock to the current market value are not made each period. Rather, we assess whether the convertible preferred stock has become redeemable or the probability that the preferred stock will become redeemable in determining whether to record subsequent measurement adjustments.

The Company’s Series A, B, B-1, Seed II, Seed, C and C-1 Preferred Stock are not currently redeemable or probable of becoming redeemable in the future period. As of the closing of the Business Combination, all preferred stock was surrendered and exchanged for the right to receive CCX common stock, representing shares of Infleqtion, Inc. common stock following the Closing. Refer to Note 13 to our audited consolidated financial statements included elsewhere in this Current Report on Form 8-K/A for additional information.

Stock-Based Compensation

All of our share-based payment awards are equity-classified and consist of stock options and RSAs. Share-based compensation cost is measured based on the fair value of the awards as determined on the grant date. We recognize stock-based compensation expense using the graded attribution method in which expense is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the stock option or RSA as if the award was, in substance, multiple awards.

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model, which requires extensive use of accounting judgment and financial estimates, including estimates of the fair value of the underlying common stock, the expected term participants will retain their vested stock options before exercising them, the estimated volatility of the common stock price over the expected term, the risk free rate, and expected dividend yield. The fair value of restricted stock awards is determined based on the estimated fair market value of our common stock on the grant date. Prior to the Closing, our shares were not publicly traded, the fair market value was established through an independent third-party valuation, which considered a number of factors, including recent equity transactions, financial performance, peer companies, and other relevant qualitative and quantitative inputs. We account for forfeitures as they occur.

Recently Issued or Adopted Accounting Standards

A description of recently issued and adopted accounting pronouncements are described in Note 1 to our audited consolidated financial statements included elsewhere in this Current Report on Form 8-K/A.